PSU No.:________

RPM INTERNATIONAL INC.

RPM INTERNATIONAL INC. AMENDED AND RESTATED 2014 OMNIBUS EQUITY AND INCENTIVE PLAN

PERFORMANCE STOCK UNIT (PSU)

THIS PERFORMANCE STOCK UNIT AGREEMENT (this “Agreement”), is entered into as of __________ (the “Effective Date”), by and between RPM International Inc., a Delaware corporation (the “Company”), and __________ (the “Grantee”).

WITNESSETH:

WHEREAS, the Compensation Committee of the Board of Directors (the “Compensation Committee”) administers the RPM International Inc. Amended and Restated 2014 Omnibus Equity and Incentive Plan (the “Plan”); and

WHEREAS, the Compensation Committee has determined to award the Grantee performance-based restricted stock units, the vesting of which is contingent upon attainment of performance goals described in Exhibit A hereto; and

WHEREAS, the Compensation Committee has determined that the award of performance-based restricted stock units will be subject to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, the Company and the Grantee agree as follows:

1.
Definitions. Unless otherwise specified in this Agreement, capitalized terms shall have the meanings attributed to them under the Plan.
2.
Grant of PSUs. As of the Effective Date, the Company grants to the Grantee, upon the terms and conditions set forth in this Agreement and subject to the restrictions in Section 3, a target number of __________ performance-based restricted stock units (“Performance Stock Units” or “PSUs”). Pursuant to Section 7, the number of PSUs that may vest under this Agreement may range from 0% to 200% of the target number of PSUs granted hereunder. Each PSU that becomes vested and payable hereunder represents the right of the Grantee to receive one share of the Common Stock of the Company, par value $0.01 per share (each, a “Share”), subject to the terms and conditions of this Agreement. The PSUs are granted in accordance with, and subject to, all the terms, conditions and restrictions of the Plan, which is hereby incorporated by reference in its entirety. The Grantee irrevocably agrees to, and accepts, the terms, conditions and restrictions of the Plan, as it may be amended from time to time, and this Agreement on his own behalf and on behalf of any heirs, successors and assigns.

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3.
Restrictions on PSUs. Except as otherwise provided in Section 11, the Grantee cannot sell, transfer, assign, hypothecate or otherwise dispose of the PSUs (or the underlying Shares) or pledge them as collateral for a loan. In addition, the PSUs will be subject to such other restrictions as the Compensation Committee deems necessary or appropriate.
4.
Forfeiture. Except as otherwise provided in Sections 5 and 6, the Grantee will forfeit the PSUs (i) if his or her employment with the Company, a Subsidiary or Allied Enterprise terminates before the vesting of the PSUs, or (ii) with respect to that percentage of the PSUs that are determined not to be vested by the Compensation Committee in its sole and exclusive discretion, pursuant to Section 7. For purposes of this Agreement, an “Allied Enterprise” means a business enterprise, other than the Company or a Subsidiary, in which the Company or a Subsidiary has an equity interest.
5.
Termination of Employment.
5.1
Death or Total Disability. If the Grantee dies or becomes totally disabled (within the meaning of the long-term disability plan applicable to Grantee or, if no long-term disability plan is applicable to Grantee, as determined by the Compensation Committee in its sole and exclusive discretion) while an employee of the Company, its Subsidiaries or Allied Enterprises or within thirty (30) days of the Grantee’s having ceased to be such an employee by reason of discharge and prior to the vesting of Grantee’s interest in the PSUs, the Compensation Committee may provide in its sole and exclusive discretion that the Grantee (or his or her Beneficiary or Beneficiaries (as defined in Section 11 of this Agreement)) shall have a Vested Interest in all or a portion of the PSUs. The Compensation Committee shall determine in its sole and exclusive discretion whether the Grantee’s employment with the Company, its Subsidiaries and Allied Enterprises has terminated because of his or her total disability (within the meaning of the long-term disability plan applicable to Grantee or, if no long-term disability plan is applicable to Grantee, as determined by the Compensation Committee in its sole and exclusive discretion).
5.2
Reasons Other Than Death or Total Disability. If the Compensation Committee determines in its sole and exclusive discretion that the Grantee’s employment with the Company, its Subsidiaries and Allied Enterprises has terminated prior to the vesting of the PSUs for reasons other than those described in Section 5.1 above, the Grantee will forfeit all PSUs subject to this Agreement. The Grantee will have no further interests under this Agreement after such a termination of employment.
6.
Change in Control. If a Change in Control as defined in the Plan occurs, any PSUs that have not been forfeited as of the date of the Change in Control shall become subject to the terms and conditions of Article XIV of the Plan.
7.
Vesting. If the Grantee continues to be an employee of the Company, its Subsidiaries or Allied Enterprises from the Effective Date until the date set forth in Exhibit A, and the corresponding performance goals described on Exhibit A are met, his or her Vested Interest percentage will be determined as described on Exhibit A, rounded up to the nearest whole number of PSUs. The number of PSUs that may vest with respect to the achievement of the performance goals may range from 0% to 200% of the target number of PSUs granted under this Agreement. Except as provided for in Sections 5 and 6 above, if the Grantee does not continue to be an

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employee of the Company, its Subsidiaries or Allied Enterprises until the date set forth in Exhibit A, his or her Vested Interest will be 0% and he or she will immediately forfeit the PSUs as provided in Section 4. So long as the Grantee continues to be an employee of the Company, a Subsidiary or Allied Enterprise, he or she shall not be considered to have experienced a break in continuous employment because of: (i) any temporary leave of absence approved in writing by the Company, a Subsidiary or Allied Enterprise; or (ii) any change of duties or position (including transfer to or from a Subsidiary).
8.
Delivery of Shares. As soon as practicable after the date on which the PSUs become vested (the “Vesting Date”), but no later than two and a half months following the Vesting Date, subject to Section 9, the Company will deliver to the Grantee (or his or her Beneficiary or Beneficiaries) a number of Shares underlying and equal to the number of Vested PSUs free and clear of any restrictions (except any applicable securities law restrictions).
9.
Sale of Shares to Satisfy Tax Obligations. Prior to delivering the Shares pursuant to Section 8, the Compensation Committee will cause the Company to retain a portion of the Shares sufficient to satisfy the Grantee’s projected tax liability (as described in Article XIII of the Plan) resulting from the vesting of the PSUs. The Grantee will provide such irrevocable Stock Powers or additional information and documentation as the Company deems necessary to satisfy the Grantee’s projected tax liability. The Compensation Committee will cause the Company to deliver the funds to the appropriate taxing authorities in satisfaction of such tax liabilities. The Compensation Committee may, in its sole and exclusive discretion, require that any distributions to the Grantee’s Beneficiary or Beneficiaries be subject to this tax requirement.
10.
Stockholder Rights. The Grantee shall have no stockholder rights (or rights as a beneficial owner), including no voting rights, with respect to any PSUs or the Shares underlying such PSUs unless and until the Grantee receives the Shares underlying the vested portion of the PSUs. Any dividends or other distributions made with respect to a Share underlying a PSU prior to the Vesting Date shall be deferred until and paid contingent upon the achievement of the performance goals described in Exhibit A and the vesting of the PSU and the delivery of the Share thereunder. If a PSU is forfeited, any deferred dividend payment credited with respect to such PSU shall also be forfeited. The Grantee will receive such deferred dividend payments (if any) in cash, less applicable taxes, as soon as administratively feasible following the Vesting Date (but no later than two and a half months following the Vesting Date).
11.
Designation of Beneficiary. By properly executing and delivering a Designation of Beneficiary Form to the Company at the address listed in Section 13.9, the Grantee may designate an individual or individuals as his or her beneficiary or beneficiaries (the “Beneficiary” or “Beneficiaries”) under the Plan. In the event that the Grantee fails to properly designate a Beneficiary, his or her interests under this Agreement will pass to the person or persons in the first of the following classes in which there are any survivors: (i) spouse at the time of death; (ii) issue, per stirpes; (iii) parents; and (iv) the executor or administrator of estate. Except as the Compensation Committee may determine in its sole and exclusive discretion, a properly completed

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Designation of Beneficiary Form shall be deemed to revoke all prior designations upon its receipt and approval by the Company.
12.
Termination of Agreement. This Agreement will terminate on the earliest of: (i) the date of the Grantee’s termination of employment with the Company, its Subsidiaries and Allied Enterprises; (ii) the date the underlying Shares are delivered pursuant to Section 8; or (iii) such date as may be designated by the Company’s Board of Directors or Compensation Committee. Any terms or conditions of this Agreement that the Company determines are reasonably necessary to effectuate its purposes will survive the termination of this Agreement.
13.
Miscellaneous Provisions.
13.1
Effect of Corporate Reorganization or Other Changes Affecting Number or Kind of Shares. In the event of a corporate event described in Section 4.06 of the Plan, the PSUs and underlying Shares shall be adjusted as set forth in Section 4.06 of the Plan.
13.2
Successors and Legal Representatives. This Agreement will bind and inure to the benefit of the Company and the Grantee, and their respective successors, assigns and legal representatives.
13.3
Integration. This Agreement, together with the Plan, constitutes the entire agreement between the Grantee and the Company with respect to the subject matter hereof, and may not be modified, amended, renewed or terminated, nor may any term, condition or breach of any term or condition be waived, except pursuant to the terms of the Plan or by a writing signed by the person or persons sought to be bound by such modification, amendment, renewal, termination or waiver. Any waiver of any term, condition or breach thereof will not be a waiver of any other term or condition or of the same term or condition for the future, or of any subsequent breach.
13.4
Notice. Any notice relating to this grant must be in writing.
13.5
No Employment Right Created. Nothing in this Agreement will be construed to confer upon the Grantee the right to continue in the employment or service of the Company, its Subsidiaries or Allied Enterprises, or to be employed or serve in any particular position therewith, or affect any right which the Company, its Subsidiaries or an Allied Enterprise may have to terminate the Grantee’s employment or service with or without cause.
13.6
Separability. In the event of the invalidity of any part or provision of this Agreement, such invalidity will not affect the enforceability of any other part or provision of this Agreement.
13.7
Section Headings. The section headings of this Agreement are for convenience and reference only and are not intended to define, extend or limit the contents of the sections.
13.8
Amendment, Waiver and Revocation of Terms. The Compensation Committee may waive any term or condition in this Agreement that could have been excluded on the date of grant and would be consistent with the terms of the Plan. No such waiver will be deemed to be a

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waiver of similar terms under other agreements. The Compensation Committee may amend this Agreement to include or exclude any provision that could have been included in, or excluded from, this Agreement on the date of grant, but only with the Grantee’s written consent. Similarly, the Compensation Committee may revoke this Agreement at any time except that, after execution of the Agreement and its delivery to the Company, revocation may only be accomplished with the Grantee’s written consent.
13.9
Plan Administration. The Plan is administered by the Compensation Committee, which has sole and exclusive power and discretion to interpret, administer, implement and construe the Plan and this Agreement. All elections, notices and correspondence relating to the Plan should be directed to:

RPM International Inc.

P.O. Box 777

2628 Pearl Road

Medina, OH 44258

Attn: Vice President — Corporate Benefits and Risk Management

13.10
Governing Law. Except as may otherwise be provided in the Plan, this Agreement will be governed by, construed and enforced in accordance with the internal laws of the State of Delaware, without giving effect to its principles of conflict of laws.
13.11
Internal Revenue Code Section 409A. Notwithstanding anything in the Plan or this Agreement to the contrary, the award of PSUs hereunder is intended to be exempt from or compliant with, Section 409A of the Internal Revenue Code (the “Code”) and this Agreement shall be construed and administered accordingly. Without limiting the foregoing, unless and until different requirements for exclusion from coverage under Section 409A of the Code become available or effective, in no event shall the Grantee be permitted to defer compensation relating to the award of PSUs (except for the inherent deferral of recognition of income until attainment of vesting under the Agreement) under the Plan or otherwise. Furthermore, in the event that the requirements for exclusion from coverage under Section 409A are liberalized, or different features are made available contingent upon compliance with certain requirements, the Committee may, in its sole and absolute discretion, amend this Agreement in a manner consistent with those liberalized requirements or to permit the Company, the Grantee or both to take advantage of those different features. However, notwithstanding anything in this Agreement to the contrary, the Company makes no representations or warranties as to the tax effects of payments made to the Grantee (or any of the Grantee’s beneficiaries) pursuant to this Agreement, and any and all tax consequences incident to such shall solely be the responsibility of the Grantee or the Beneficiary.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer, and the Grantee has hereunto set his hand, all as of the day and year first above written.

GRANTEE _____________________________________	RPM INTERNATIONAL INC. By: __________________________________ Frank C. Sullivan Its: Chairman and Chief Executive Officer

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